This statement is being filed by Jiwin S.A. ("Jiwin" or the "Reporting Person")
which is the General Partner of Real Estate Investment Group L.P. ("REIG").
Jiwin is a stock corporation organized under the laws of the
Republic of Uruguay, which principal offices are located at Colonia 810, Of.
403, CP 11000, Montevideo, Republic of Uruguay.

The reported securities may be deemed to be indirectly beneficially owned by Jiwin. The Reporting
Person disclaims beneficial ownership of the reported securities except to the extent of its pecuniary interest therein, and this report shall not be deemed an admission that such Reporting
Person is the beneficial owners of the securities for purposes of Section 16 of the Securities
Exchange Act of 1934, as amended, or for any other purpose.

As of December 15, 2009:

(i) Eduardo S. Elsztain ("Elsztain") is the Chairman of the Board of Directors of IFIS Limited
("IFIS"), Inversiones Financieras del Sur S.A. ("IFISA"), Cresud Sociedad Anonima Comercial,
Inmobiliaria, Financiera y Agropecuaria ("Cresud"), Consultores Asset management S.A. ("CAM"),
Consultores Venture Capital Uruguay S.A. ("CVC Uruguay"), Consultores Venture Capital Ltd. ("CVC
Cayman"), Agroinvestment S.A. (Agroinvestment"), Idalgir S.A. ("Idalgir"), IRSA Inversiones y
Representaciones S.A. ("IRSA"), Tyrus S.A. ("Tyrus") and Jiwin, except for Agrology S.A.
("Agrology"), a company 97% owned by Cresud, Inversora Bolivar S.A. ("IBOSA"), a company 100% owned by IRSA, and REIG, a company in which Jiwin (a company wholly owned by Tyrus) is the General
Partner.
(ii) Elsztain is the beneficial owner of 31.84% of IFIS, including: (a) 11.29% owned indirectly through Agroinvestment (b) 5.17% owned indirectly through Idalgir, (c) 16.02% owned indirectly through CVC Uruguay, (d) 2.08% owned indirectly through CVC Cayman. Elsztain owns 100% of
Agroinvestment and Idalgir, and 85.0% of CAM which owns 0.11% of IRSA's outstanding stock and 100%
of CVC Uruguay which in turn owns 0.00016 % of Cresud's shares on a fully diluted basis and 100% of
CVC Cayman. None of these companies directly own Common Shares of Hersha Hospitality Trust ("HHT").
Elsztain also directly owns 0.0005 % of IRSA's outstanding stock and 0.00022% of Cresud's shares on a fully diluted basis
(iii) CVC Cayman serves as the Investment Manager of IFIS.
(iv) IFIS is the direct owner of 100% of the common shares of IFISA.
(v) IFISA directly owns 0.94% of IRSA's outstanding stock and 36.25% of Cresud's shares on a fully diluted basis. IFISA does not directly own HHT's Common Shares.
(vi) Cresud directly owns 50.23% of IRSA's common shares and 97 % of Agrology SA. Cresud does not owns HHT's Common Shares.
(vii) Agrology directly owns 6.89% of IRSA's outstanding stock.
(viii) IRSA owns 100% of IBOSA's capital stock, 100% of Tyrus' capital stock and 464,329 Common
Shares of HHT.
(ix) IBOSA owns 190,700 Common Shares of HHT.
(x) Tyrus owns 100% of the capital stock of Jiwin;
(xi) Jiwin serves as general Partner of REIG.
(xi) REIG owns 5,700,000 Common Shares of HHT and has the option to purchase up to 5,700,000 Common
Shares of HHT.